Exhibit 21.1

The following is a list of subsidiaries of the registrant. The list omits some subsidiaries which, in the aggregate, would not constitute a significant subsidiary.

	Other Names under which	Jurisdiction of
Name	Subsidiary Does Business	Organization
Aetos Group, Inc.		Delaware
AEUT Instruments Trading & Services Private Ltd		India
Carmagen Engineering International, Inc.		New Jersey
CISMIS Springfield Corp.		Delaware
Conam Inspection and Engineering Services, Inc.		Delaware
Controles Industriels de L’etang		France
Eurosonic SAS		France
Garscot		France
GMA Aeronautica S.L.U.		Germany
GMA Engineering GmbH		Germany
GMA Holding B.V.		The Netherlands
GMA Werkstoffprufung GmbH		Germany
Mistras Canada, Inc.		Canada
Mistras GMA Holdings GmbH		Germany
Mistras Group B.V.		The Netherlands
Mistras Group BVBA		Belgium
Mistras Group GmbH		Germany
Mistras Group Limited		United Kingdom
Mistras Group SAS		France
Mistras Group Hellas A.B.E.E.		Greece
Mistras Group South America Ltda.		Brazil
Mistras International Holdings Inc.		Delaware
Mistras Properties Ltd.		United Kingdom
Mistras Quebec Holdings Inc.		Canada
Mistras Real Estate GmbH		Germany
Mistras Services Inc.		Canada
Mistras Switzerland SARL		Switzerland
NDT do Brasil Ltda.		Brazil
Physical Acoustics Ltd.		United Kingdom
Physical Acoustics Argentina S.A.		Argentina
Physical Acoustics Corporation		Delaware
Physical Acoustics India Private Ltd.		India
Physical Acoustics South America Ltda.		Brazil
Quality Services Laboratories, Inc.		Delaware
QSL NDT Inc.		Delaware
QSL Quebec Inc.		Canada
Societe Lorraine de Services en Ingenierie Tests Essais Controles		France
The Nacher Corporation		Louisiana
ThermTech Services, Inc.		Florida